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                                                                     Exhibit 4.1

                        PHILADELPHIA INSURANCE COMPANIES

                          EMPLOYEE STOCK PURCHASE PLAN


          1.      Purpose and Shareholder Approval.

                  (a) The purpose of the Philadelphia Insurance Companies Employee Stock Purchase Plan (the "Plan") is to assist the Philadelphia Consolidated Holding Corp., a Pennsylvania corporation (the "Company"), and its Subsidiaries in retaining the employment of employees by offering them a greater stake in the Company's success and a closer identity with it, and to aid in obtaining the services of individuals whose employment would be helpful to the Company and would contribute to its success. This is to be accomplished by providing employees a continuing opportunity to purchase Shares (as hereinafter defined) from the Company through periodic offerings.

                  (b) The Plan is intended to comply with the provisions of
Section 423 of the Code (as hereinafter defined), and the Plan shall be administered, interpreted and construed accordingly. In addition, the Plan is adopted by the Company effective September 1, 1995, subject to the approval of the Plan by the Company's shareholders within twelve (12) months of the date of adoption in accordance with all applicable provisions of the corporate charter, bylaws and applicable state law prescribing the method and degree of shareholder approval required for the issuance of corporate stock or options. If no such applicable state law exists, the approval must be by vote of a majority of the votes cast at such meeting provided that a quorum representing a majority of all outstanding voting stock of the Company is, either in person or by proxy, present and voting on the approval of the Plan. If the Plan is not so approved within twelve (12) months of the Plan's adoption, the Plan shall be null and void, and all funds contributed to the Plan shall be refunded to the contributing Eligible Employees as soon as practicable.

          2.      Definitions.  For purposes of the Plan:

                  "Agent" means the person or persons appointed by the Board in accordance with Section 3(d).

                  "Board" means the Board of Directors of the Company.

                  "Code" means the Internal Revenue Code of 1986, as amended.
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                  "Committee" means the committee described in Section 3.

                  "Company" means Philadelphia Consolidated Holding Corp., a Pennsylvania corporation.

                  "Disability" means a condition such that an Eligible Employee retires from employment with the Company or its Subsidiaries and qualifies for disability benefits on account of "total disability" under the applicable provisions of the Company's long term disability plan then in effect, or, if no such plan is then in effect, "Disability" means a condition such that an Eligible Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

                  "Eligible Employee" means an employee of the Company or Subsidiary who is described in Section 4.

                  "Employer" means the Company or Subsidiary for whom an Eligible Employee is performing services at the time the Eligible Employee becomes a Participant.

                  "Fair Market Value" on any date means the closing price for Shares as reported on the NASDAQ National Market, or as reported on such other stock exchange, wherever the Shares may be listed, on such date as reported in the Wall Street Journal, or if there is no closing price reported, then Fair Market Value of a Share shall mean the average between the closing bid and asked prices for Shares on such date as reported. If there are no sales reports or bid or asked quotations, as the case may be, for a given date, the closest preceding date on which there were sales reports or bid or asked quotations shall be used. If the Committee determines, in its discretion, that such valuation does not accurately reflect the value of the Shares or if Shares are not publicly traded, the Fair Market Value of a Share shall be determined by the Committee.

                  "Investment Account" means the account established for a Participant pursuant to Section 8(b) to hold Shares acquired for a Participant pursuant to the Plan.

                  "NASDAQ" means the National Association of Security Dealers, Inc. Automated Quotations System.

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                  "Offering Period" means each one month period designated at the discretion of the Committee as an Offering Period. The first Offering Period shall commence on September 1, 1995.

                  "Participant" means an Eligible Employee who makes an election to participate in the Plan in accordance with Section 5 as well as any former employee to the extent such former employee has any Shares held for his or her benefit in an Investment Account.

                  "Plan" means the Philadelphia Insurance Companies Employee Stock Purchase Plan as set forth in this document, and as may be amended from time to time.

                  "Plan Year" means the 12 month period commencing each September 1 and ending on the subsequent August 31. The first Plan Year shall be the 12 month period commencing September 1, 1995.

                  "Purchase Date" means the last business day of each Offering Period; provided, however, that with respect to any Offering Period occurring prior to the approval of the Plan by the shareholders of the Company in accordance with Section 1(b), the "Purchase Date" shall mean the date occurring after shareholder approval of the Plan on which Shares are purchased pursuant to
Section 8(a).

                  "Purchase Price" means the lesser of 85% of the Fair Market Value of a Share on (i) the first business day of the Offering Period or (ii) the Purchase Date.

                  "Restricted Period" means the two year period described in
Section 6(d).

                  "Share" or "Shares" means a share or shares of Common Stock, no par value, of the Company.

                  "Subscription Agreement" means the agreement, in a form established by the Committee, between the Participant and the Employer pursuant to which the Participant agrees to purchase Shares pursuant to the Plan.

                  "Subsidiary" means any corporation that, at the time in question, is a subsidiary corporation of the Company, within the meaning of
Section 424(f) of the Code.

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         3.       Administration of the Plan. The Plan shall be administered by the Company's compensation committee, or by such other committee as may be designated by the Board, or by the Board itself, as determined from time to time at the discretion of the Board. The compensation committee of the Company or any other committee designated to administer the Plan by the Board, or the Board in its capacity as administrator of the Plan are all referred to herein as the "Committee." Subject to the express provisions of the Plan, the Committee shall have full discretionary authority to interpret the Plan, to issue rules for administering the Plan, to change, alter, amend or rescind such rules, and to make all other determinations necessary or appropriate for the administration of the Plan. All determinations, interpretations and constructions made by the Committee with respect to the Plan shall be final and conclusive.

                  (a) Meetings. The Committee shall hold meetings at such times and places as it may determine, shall keep minutes of its meetings, and shall adopt, amend and revoke such rules or procedures as it may deem proper; provided, however, that it may take action only upon the agreement of a majority of the whole Committee. Any action which the Committee shall take through a written instrument signed by a majority of its members shall be as effective as though it had been taken at a meeting duly called and held. The Committee shall report all actions taken by it to the Board of Directors.

                  (b) Exculpation. No member of the Committee shall be personally liable for monetary damages as such for any action taken or any failure to take any action in connection with the administration of the Plan unless (i) the member of the Committee has breached or failed to perform the duties of his office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this Section 3(b) shall not apply to the responsibility or liability of a member of the Committee pursuant to any criminal statute or to the liability of a member of the Committee for the payment of taxes pursuant to local, state or federal law.

                  (c) Indemnification. Service on the Committee shall constitute, for purposes of rights to indemnification from the Company, service as a member of the Board of Directors of the Company. Each member of the Committee shall be entitled, without further act on his part, to indemnity from the Company and limitation of liability to the fullest extent provided by

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applicable law and by the Company's Articles of Incorporation and/or bylaws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or she continues to be such member of the Committee at the time of the action, suit or proceeding.

                  (d) Agent. The Committee may engage an Agent to purchase Shares on each Purchase Date and to perform custodial and recordkeeping functions for the Plan, such as holding record title to the Participants' Share certificates, maintaining an individual Investment Account for each such Participant and providing periodic status reports to such Participants.

                  (e) Delegation. The Committee shall have full discretionary authority to delegate ministerial functions to management of the Company.

         4. Eligibility. All employees of the Company, and of such of its Subsidiaries as may be designated for such purpose from time to time by the Committee, shall be eligible to participate in the Plan as of the first day of an Offering Period, provided each of such employees:

                  (a) has been employed by the Company or any of its Subsidiaries for at least six consecutive months;

                  (b) is customarily employed for more than 20 hours per week;

                  (c) is customarily employed more than five months per calendar year; and

                  (d) does not own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary. In determining stock ownership for purposes of the preceding sentence, the rules of Section 424(d) of the Code shall apply and stock which the employee may purchase under outstanding options, including rights to purchase stock under the Plan, shall be treated as stock owned by the employee.

                  For purposes of this Section 4, "employment" shall be interpreted in accordance with the provisions of Section 1.421-7(h) of the Treasury Regulations (or any successor regulations).

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          5.      Election to Participate.

                  (a) Initial Subscription Agreements. Each Eligible Employee may become a Participant by filing with the Committee a Subscription Agreement specifying the number of Shares to be purchased during an Offering Period.

                  (b) Subsequent Subscription Agreements. In order to participate in the Plan for any subsequent Offering Period, an Eligible Employee must file with the Committee a new Subscription Agreement specifying the number of Shares to be purchased during such Offering Period.

          6.      Conditions and Terms of Purchases of Shares.

                  (a) The number of Shares that are to be purchased under a Subscription Agreement shall not exceed the statutory limitations set forth in
Section 7.

                  (b) (i) Except as otherwise provided in the Plan, any Eligible Employee purchasing Shares under the Plan shall, at the time of such purchase, sign a note to the order of the Company in such form as the Committee may approve, for the Purchase Price of such Shares. The terms of the note shall provide for payment of fifty percent (50%) of the Purchase Price by means of equal, regular payroll deductions over a period of 36 months (without interest), commencing as of the first day of the month following the end of the Offering Period, with the remaining fifty percent (50%) of the Purchase Price due and payable, without interest, as of the end of such 36 month period; provided however that, in the event the Eligible Employee terminates his or her employment with the Company or a Subsidiary at any time prior to the payment in full of the Purchase Price, the entire remaining amount payable under such note shall become payable in full within 30 days of the date of such termination of employment. In the event such remaining amount is not paid in full within 30 days of such termination of employment, the remaining amount payable shall accrue interest at the lesser of three (3) percentage points over the Prime Rate as quoted in the Money Rates section of the Wall Street Journal, or the highest rate permitted by law. Notwithstanding the foregoing, at the end of the 36 month period of regular payroll deductions, the Company, at its option, may permit the payment of the remaining balance due under the note over a subsequent 36 month period, subject to the same terms and conditions as were applicable under the note to the initial 36 month payment obligation. A Participant may pay the outstanding balance due under his or her

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note with respect to the Purchase Price of Shares under the Plan at any time.
In, at any time, an Eligible Employee's compensation drops below the amount required to make any payments required under the note, or under any subsequent extension of the note, through regular payroll deductions (as a result of a leave of absence or any other reason), such Eligible Employee shall be be personally obligated to make the monthly payments required under the note.

                           (ii) Notwithstanding Section 6(b)(i), no purchase of
Shares on behalf of an Eligible Employee shall be made nor shall any Eligible Employee sign any note for any Shares subscribed for under the Plan until after the date on which the Plan is approved by the shareholders of the Company in accordance with Section 1(b). Regular payroll deductions will, however, commence as of the first day of the month following the end of the Offering Period at a rate such that fifty percent (50%) of the Purchase Price for the Shares to be purchased would be paid after 36 months of such payroll deductions (determined as though the Purchase Price were equal to 85% of the Fair Market Value of a Share on the first business day of the Offering Period). All payroll deductions made prior to the approval of the Plan by the shareholders of the Company shall be accumulated in non-interest bearing accounts kept on the Company's books and records until such date as the purchase of the Shares may be made in accordance with Section 8(a). The purchase of such Shares shall be made at the Purchase Price provided the Eligible Employee purchasing such Shares signs a note for the Purchase Price of such Shares, reduced by the amount accumulated in the account kept for such Eligible Employee under this Section 6(b)(ii). The terms of the note shall be as set forth above for all other purchases of Shares, except that the 36 month period shall be reduced by the number of months that regular payroll deductions have been taken prior to the date the Shares are purchased. In the event the Plan is not approved by the shareholders of the Company as required under Section 1(b), all amounts accumulated in accounts for Eligible Employees under this Section 6(b)(ii) shall be returned to the contributing Eligible Employees as soon as practicable. In the event the Eligible Employee does not sign the note required for the purchase under this Section 6(b)(ii), all funds accumulated in his or her account shall be returned (without interest), and his or her Subscription Agreement shall be null and void.

                  (c) (i) Until such time as the Purchase Price is paid in full, the Shares purchased under the Plan may not be sold, transferred or otherwise disposed of and shall be pledged

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by the Eligible Employee and held by the Company as collateral securing such payment obligation. In the event an Eligible Employee fails to comply with the terms for payment of the Purchase Price set forth in Section 6(b) above, the Company shall have the right to take that number of Shares as is required to satisfy the outstanding balance due with respect to the Purchase Price, and the Eligible Employee shall have no further rights with respect to such Shares.

                           (ii) In the alternative, on a termination of
employment by an Eligible Employee who has a remaining balance payable with respect to any note for Shares purchased under the Plan, the Company shall have the right to repurchase any Shares that are held in an Investment Account for such Eligible Employee as follows: The Company shall repurchase Shares which have not been held beyond the Restricted Period applicable to such Shares, paying the lesser of Fair Market Value or the Purchase Price of such Shares. The amount payable by the Company pursuant such repurchase shall be retained as an offset against amounts owed to the Company under the terms of Eligible Employee's note. If, after the repurchase of such Shares, any amounts are still owed to the Company under the terms of such note, the Company shall have the further right to repurchase at Fair Market Value Shares which have been held beyond the Restricted Period applicable to such Shares. The amounts payable by the Company pursuant to such repurchase of additional Shares shall also be retained by the Company as an offset against the Eligible Employee's obligations under the note. Once the Eligible Employee's payment obligation under the note has been satisfied through such set-offs as described above, certificates for the Shares remaining in such Eligible Employee's Investment Account, if any, shall be distributed to such Eligible Employee.

                  (d) Any Shares purchased pursuant to the Plan shall be restricted for a period of two years, measured from the first day of the relevant Offering Period (the "Restricted Period"). Any attempt to sell, transfer, make subject to any lien, or otherwise dispose of such Shares prior to the end of the Restricted Period shall be null and void, and the Eligible Employee shall forfeit all rights to such Shares on receipt of payment from the Company of the lesser of Fair Market Value or the Purchase Price of such Shares. All certificates for Shares shall be legended so as to indicate the restrictions on sales of such Shares under the Plan in the manner and to the extent required by law.

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          7.      Statutory Limit on Purchase of Shares.

                  (a) No employee may be granted a right to purchase Shares under the Plan if immediately following such grant, such employee would have rights to purchase equity securities under all plans of the Company and Subsidiaries that are intended to meet the requirements of Section 423 of the Code, that accrue at a rate which exceeds $25,000 of Fair Market Value (determined at the time the rights are granted) for each calendar year in which such rights to purchase Shares are outstanding at any time. For purposes of this
Section 7:

                                    (i) The right to purchase Shares accrues
when the right (or any portion thereof) first becomes exercisable during the calendar year;

                                    (ii) Subject to the adjustments provided in
Section 9, each Participant accrues the right to purchase up to a number of Shares for each Offering Period equal to $25,000 divided by the Fair Market Value of the Shares, determined on the first day of the Offering Period; and

                                    (iii) The limits of this Section 7 shall be
interpreted by the Committee in accordance with applicable rules and regulations issued under Section 423 of the Code.

                  (b) No employee may be granted a right to purchase Shares under the Plan if, immediately following such grant, such employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary. In determining stock ownership for purposes of the preceding sentence, the rules of Section 424(d) of the Code shall apply and stock which the employee may purchase under outstanding options, including rights to purchase stock under the Plan, shall be treated as stock owned by the employee.

          8.      Method of Purchase and Investment Accounts.

                  (a) Exercise of Option for Shares. Except as otherwise provided in the Plan, each Participant having elected to participate in the Plan pursuant to a properly filed Subscription Agreement consistent with the provisions of Section 5 shall be deemed, without any further action, to have exercised on the Purchase Date applicable to such Subscription Agreement, the option to purchase the number of Shares specified in the Subscription Agreement consistent with the terms for such purchase set forth in the Plan. Notwithstanding the foregoing,

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no purchase of Shares shall be made on behalf of a Participant until the Plan has been approved by the shareholders of the Company in accordance with Section 1(b). The purchase of such Shares shall be made as soon as practicable following such shareholder approval of the Plan in accordance with the provisions of
Section 6(b).

                  (b) All Shares so purchased shall, until both the Restricted Period applicable to such Shares has passed and the Participant's payment obligation for such Shares is satisfied, be held in a separate Investment Account established for each Participant. All Shares held in such Investment Accounts shall be security with respect to the Participant's payment obligation for such Shares under the terms of such Participant's Subscription Agreement.

                  (c) Dividends or Other Distributions on Shares Held in Investment Accounts. All cash dividends or other distributions paid with respect to Shares at any time the Participant has an unpaid payment obligation for such Shares shall be retained by the Company and treated as additional amounts paid with respect to such payment obligation. Cash dividends or other distributions paid with respect to Shares after the payment obligation for such Shares has been satisfied shall be paid to the Participant.

                  (d) Adjustment of Shares on Application of Aggregate Limits. If the total number of Shares that would be purchased pursuant to properly filed Subscription Agreements for a particular Offering Period exceeds the number of Shares then available for purchase under the Plan, then the number of available Shares shall be allocated among the Participants filing Subscription Agreements for such Offering Period pro-rata on the basis of the number of Shares set forth in each such Subscription Agreement. The payment obligation for each such Subscription Agreement shall be deemed modified to take into account the purchase of a number of Shares that is less than the number specified in the Subscription Agreement.

         9. Shares Subject to Plan. The aggregate maximum number of Shares that may be issued pursuant to the Plan is two hundred fifty thousand (250,000), subject to adjustment as provided in Section 17 of the Plan. The Shares delivered pursuant to the Plan may, at the option of the Company, be Shares purchased specifically for purposes of the Plan, shares otherwise held in treasury or Shares originally issued by the Company for such purpose.

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         10.      Distribution of Certificates. Each Participant shall receive a certificate or certificates for those Shares held in an Investment Account for the benefit of such Participant as soon as practicable following the end of the Restricted Period applicable to such Shares, provided the payment obligation with respect to such Shares has been fully satisfied.

         11. Registration of Certificates. Each certificate withdrawn by a Participant may be registered only in the name of the Participant, or, if the Participant so indicated on the Participant's Subscription Agreement, in the Participant's name jointly with a member of the Participant's family, with right of survivorship. A Participant who is a resident of a jurisdiction which does not recognize such a joint tenancy may have certificates registered in the Participant's name as tenant in common or as community property with a member of the Participant's family without right of survivorship.

         12. Voting. The Agent shall vote all Shares held in an Investment Account in accordance with the Participant's instructions.

         13.      Retirement, Death or Other Termination of Employment.

                  (a) In the event of a Participant's termination on account of retirement, death or Disability, the Participant, or the Participant's beneficiary, if one has been designated, or the Participant's estate, as the case may be, shall be entitled to the Shares held in the Participant's Investment Account provided the Participant's payment obligation with respect to such Shares is satisfied. The Restricted Period shall cease to be applicable to the Shares of a Participant whose termination of employment is described in this
Section 13(a). The Participant, or the Participant's beneficiary or estate, as the case may be, shall be issued a certificate or certificates for such Shares as soon as practicable after the payment obligation is satisfied.

                  (b) In the event of a Participant's termination of employment for any reason other than a termination of employment described in Section 13(a), the Participant shall be entitled to the Shares which have been held beyond the Restricted Period applicable to such Shares, provided the Participant's payment obligation with respect to such Shares is satisfied. With respect to those Shares for which the Restricted Period has not passed, the Company shall have the right, but not the obligation, to repurchase any such Shares for the lesser of Fair Market Value

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or the Purchase Price of such Shares. If the Company does not so elect to repurchase such Shares, the Participant shall be entitled to such Shares provided the Participant's payment obligation with respect to such Shares is satisfied. The Participant shall be issued a certificate or certificates for any Shares to which the Participant is entitled as soon as practicable after the payment obligation is satisfied.

                  (c) In the event the Participant, or the Participant's beneficiary or estate, as the case may be, fails to satisfy the remaining payment obligation with respect to any Shares, such payment obligation shall be satisfied by the Company by means of the repurchase of Shares held in the Participant's Investment Account consistent with the provisions for repurchase of Shares set forth in Section 6(c)(ii) above, provided, however, that in the case of a repurchase of Shares following the retirement, death or Disability of a Participant, all such repurchases shall be at Fair Market Value.

         14. Rights Not Transferable. Except as permitted under Section 13, rights under the Plan are not transferable by a Participant and are exercisable during the Participant's lifetime only by the Participant.

         15. No Right to Continued Employment. Neither the Plan nor any right granted under the Plan shall confer upon any Participant any right to continuance of employment with the Company or any Subsidiary, or interfere in any way with the right of the Company or Subsidiary to terminate the employment of such Participant.

         16. Application of Funds. All funds received or held by the Company under this Plan may be used for any corporate purpose.

         17. Adjustments in Case of Changes Affecting Shares. In the event of a subdivision or split of outstanding Shares, or the payment of a stock dividend, the Share limit set forth in Section 9 shall be adjusted proportionately, and such other adjustments shall be made as may be deemed equitable by the Committee. In the event of any other change affecting Shares (including any event described in Section 424(a) of the Code), such adjustment, if any, shall be made as may be deemed equitable by the Committee to give proper effect to such event, subject to the limitations of Section 424 of the Code.

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         18.      Amendment of the Plan. The Board of Directors of the Company
may at any time, or from time to time, amend the Plan in such manner as it may deem advisable. Nevertheless, the Board of Directors of the Company may not (i) increase the maximum number of shares that may be issued pursuant to the Plan
(ii) materially increase the benefits accruing to Participants under the Plan, or (iii) modify the requirements as to eligibility for participation in the Plan without obtaining approval, within twelve months before or after such action, of the shareholders in accordance with all applicable provisions of the corporate charter, bylaws and applicable State law prescribing the method and degree of shareholder approval required for the issuance of corporate stock or options, provided, that if no such applicable State law exists, the approval must be by vote of a majority of the votes cast at a duly held meeting of the shareholders at which a quorum representing a majority of all outstanding voting stock of the Company is, either in person or by proxy, present and voting on the matter or by a method and in a degree that would be treated as adequate under applicable State law in the case of an action requiring shareholder approval.

         19. Termination of the Plan. The Plan and all rights of Eligible Employees under any offering hereunder shall terminate at such time as the Board of Directors, at its discretion, determines to terminate the Plan. Upon termination of this Plan, any Shares held in Investment Accounts for Participants shall be carried forward into the Participant's Investment Account under a successor plan, if any, or, if there is no successor plan, certificates for such Shares shall be forwarded to the Participant upon satisfaction of all payment obligations for such Shares.

         20.      Governmental Regulations.

                  (a) Anything contained in this Plan to the contrary notwithstanding, the Company shall not be obligated to sell or deliver any Shares certificates under this Plan unless and until the Company is satisfied that such sale or delivery complies with (i) all applicable requirements of the governing body of the principal market in which such Shares are traded, (ii) all applicable provisions of the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder and (iii) all other laws or regulations by which the Company is bound or to which the Company is subject.

                  (b) The Company (or a Subsidiary) may make such provisions as it may deem appropriate for the withholding of any

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taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with any Shares. The obligation of the Company to deliver certificates under this Plan is conditioned upon the satisfaction of the provisions set forth in the preceding sentence.

         21. Section 16 Restrictions for Officers and Directors. Notwithstanding any other provision of the Plan, each officer (for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), and director of the Company shall be subject to such restrictions as are required so that transactions under the Plan by such officer or director shall be exempt from Section 16(b) of the Exchange Act.

         22. Repurchase of Shares. The Company shall not be required to repurchase from any Participant any Shares which such Participant acquires under the Plan.

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